Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of May 7, 2024, Merus N.V. (the “Company,” “we,” “us,” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common shares. Set forth below is a summary of certain information concerning our share capital as well as a summary of certain material provisions of our articles of association (our “Articles of Association”) and relevant provisions of Dutch law. Because the following is only a summary, it does not contain all of the information that may be important to you. The summary below does not purport to be complete and is qualified in its entirety by reference to applicable Dutch law and our Articles of Association, which has been publicly filed with the Securities and Exchange Commission.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

General

We were incorporated on June 16, 2003 as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law. In connection with the initial public offering of our common shares, we converted into a Dutch public company with limited liability (naamloze vennootschap).

We are registered with the Dutch Trade Register (handelsregister) under number 30189136. Our corporate seat is in Utrecht, the Netherlands, and our registered office is Uppsalalaan 17, 3584 CT Utrecht, The Netherlands.

Share Capital

Common Shares

Our authorized share capital is €18,900,000, comprised of 105,000,000 common shares and 105,000,000 preferred shares, nominal value €0.09 per share.

Preferred Shares

On May 24, 2016, we entered into a call option agreement (the “call option agreement”) with an independent foundation (stichting) under Dutch law called Stichting Continuïteit Merus (the “Protective Foundation”) which agreement was most recently amended on August 27, 2018, pursuant to which the Protective Foundation would be allowed to acquire a number of preferred shares, which number is equal to the lesser of the following numbers: (i) the total number of shares (of whichever class) of our issued capital held by third parties immediately prior to the issuance of such preferred shares less the number of preferred shares already held by the Protective Foundation at that time (if any) and less one; or (ii) the maximum number of preferred shares that may be issued under our authorized capital as included in the Articles of Association, without approval by our general meeting of shareholders or our board of directors. There are no preferred shares outstanding and we have no present plans to issue any preferred shares other than pursuant to an exercise by the Protective Foundation of its rights under the call option agreement.

Articles of Association

Set forth below is a summary of relevant information concerning our share capital and material provisions of our Articles of Association and applicable Dutch law. This summary does not constitute legal advice regarding those matters and should not be regarded as such.

Amendment of Articles of Association

The general meeting of shareholders can only resolve to amend the Articles of Association at the proposal of the board of directors. A resolution by the general meeting of shareholders to amend the Articles of Association requires a simple majority of the votes cast.

Exhibit 4.1

Company’s Shareholders’ Register

We must keep our shareholders’ register accurate and up-to-date. The board of directors keeps our shareholders’ register and records names and addresses of all holders of registered shares, showing the date on which the registered shares were acquired, the date of the acknowledgement of the transfer by or notification of the transfer to us as well as the amount paid on each share. The register also includes the names and addresses of those with a right to use and enjoyment in common shares belonging to another person (vruchtgebruik) or a pledge in respect of registered shares, as well as any other particulars which must be recorded in our shareholders’ register pursuant to Dutch law.

Corporate Objectives

Our corporate objectives are: (1) to develop products and services in the area of biotechnology, (2) to finance group companies or other parties, (3) to borrow, to lend to raise funds, including the issue of bonds, promissory notes or other financial instruments or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned, (4) to supply advice and to render services to group companies and other parties, (5) to render guarantees, to bind us, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties, (6) to incorporate, to participate in any way whatsoever in, to manage, to supervise and to hold any other interest in other entities, companies, partnerships and businesses, (7) to obtain, alienate, encumber, manage and exploit registered property and items of property in general, (8) to trade in currencies, securities and items of property in general, (9) to develop and trade in patent, trademarks, licenses, know-how and other intellectual property rights, and (10) to perform any and all activity of an industrial, financial or commercial nature and to do anything which in the broadest sense is connected with or may be conducive to the above-mentioned objects.

Limitation on Liability and Indemnification Matters

Under Dutch law, directors may be held liable by us or by third parties for damages in the event of improper or negligent performance of their duties, including as a result of infringement of our Articles of Association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Directors and certain other officers are insured under an insurance policy taken out by us against damages resulting from their conduct when acting in the capacities as such directors or officers. We have also entered into agreements with our directors and our senior management to indemnify them against expenses and liabilities to the fullest extent permitted by law. These agreements provide, subject to certain exceptions, for indemnification for related expenses including, among other expenses, attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by any of these individuals in any action or proceeding. In addition, our Articles of Association provide for indemnification of our current and former directors (and such other of our current or former officer or employee as designated by our board of directors), including reimbursement for reasonable legal fees and damages or fines based on acts or failures to act in their duties. No indemnification shall be given to an indemnified officer (1) if a competent court or arbitral tribunal has established, without possibility for appeal, that the acts or omissions of such indemnified officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings resulted from either an improper performance of his or her duties as an officer of the company or an unlawful or illegal act, (2) to the extent that his or her financial losses, damages and expenses are covered by insurance and the insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so) and (3) in relation to proceedings brought by such indemnified officer against us, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to our Articles of Association or an agreement between such indemnified officer and us which has been approved by our board of directors. Furthermore, indemnification under our Articles of Association will generally not be available in instances of willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct unless Dutch law provides otherwise.

Federal Forum Provision

Our Articles of Association provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the U.S. federal district courts.

Exhibit 4.1

Shareholders’ Meetings and Consents

General Meeting

General meetings of shareholders are held in Utrecht, Amsterdam, Rotterdam, The Hague or in the municipality of Haarlemmermeer (Schiphol Airport), all of which are in the Netherlands. The annual general meeting of shareholders must be held within six months of the end of each financial year. Additional extraordinary general meetings of shareholders may also be held, whenever considered appropriate by the board of directors. An additional extraordinary general meeting of shareholders must also be held within three months after our board of directors has considered it to be likely that our shareholders’ equity has decreased to an amount equal to or lower than half of our paid up and called up capital, in order to discuss the measures to be taken if so required. If our board of directors has failed to ensure the annual general meeting of shareholders or the mandatory extraordinary general meeting of shareholders is held, each shareholder or others with meeting rights under Dutch law may be authorized by the competent Dutch court in preliminary relief proceedings to do so.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law, who jointly represent at least one-tenth of the issued capital may request us to convene a general meeting, setting out in detail the matters to be discussed. If our board of directors has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the requesting party/parties may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a general meeting of shareholders.

General meetings of shareholders can be convened by a notice to be published in a Dutch daily newspaper with national circulation, which shall include an agenda stating the items to be voted and/or discussed and any other particulars required under Dutch law. The agenda shall include such items as have been included therein by the board of directors. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law, representing at least 3% of the issued share capital. Requests must be made in writing and received by us at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those which have been included in the agenda, unless by a unanimous vote of all shareholders and others with voting rights.

In accordance with the Dutch Corporate Governance Code (the “DCGC”), shareholders are expected to exercise the right of requesting the convening of a general meeting of shareholders or of putting an item on the agenda only after consulting the board of directors in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in our strategy (e.g., the removal of directors), the board of directors should be given the opportunity to invoke a reasonable response time of up to 180 days after the board of directors is informed of the intentions of the shareholder(s). If invoked, the board of directors should use this period for further deliberation, constructive consultation (in any event with the shareholder(s) who have made the request) and the exploration of alternatives. At the end of the response period, the board of directors should report its actions, including the exploration of alternatives, to the general meeting of shareholders. The response time may be invoked only once for any given general meeting of shareholders and may not be invoked (i) for an agenda item in respect of which the response period or a statutory cooling-off period (as discussed below under “Dutch cooling-off period in face of shareholder activism or hostile take-over”) has been invoked previously or (ii) for a general meeting of shareholders if a shareholder holds at least 75% of our issued share capital as a consequence of a successful public offer (irrespective of whether the offer was friendly or hostile).

The general meeting is presided over by the chairman of the board of directors. If no chairman has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by the chief executive officer. If no chief executive officer has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by another director present at the meeting. If no director is present at the meeting, the general meeting shall be presided over by any other person appointed by the general meeting. In each case, the person who should chair the general meeting pursuant to the rules described above may appoint another person to chair the general meeting instead. Directors may always attend a general meeting of shareholders. In these meetings, they have an advisory vote. The chairman of the meeting may decide at his or her discretion to admit other persons to the meeting.

All shareholders and others with meeting rights under Dutch law are authorized to attend the general meeting of shareholders, to address the meeting and, in so far as they have such right, to vote. For this purpose, those who have voting rights and/or meeting rights under Dutch law on the record date for a general meeting of shareholders (i.e., the 28th day prior to the meeting) and are recorded as such in a register designated by the board of directors shall be considered to have those rights, irrespective of whoever is entitled to the shares at the time of the general meeting of shareholders. The board of directors is free to determine, when convening a general meeting of shareholders, whether to apply a record date.

Exhibit 4.1

Quorum and Voting Requirements

Each common share and each preferred share carries the right to cast one vote at the general meeting of shareholders. This right can be exercised in person or by proxy. No vote may be cast at a general meeting of shareholders in respect of a share belonging to us or any of our subsidiaries or in respect of a share for which we or any of our subsidiaries holds the depository receipts. Persons with a right to the use and enjoyment of our shares held by another person and pledgees of shares belonging to us or our subsidiaries are not precluded from exercising their voting rights if the right to use and enjoyment or pledge was created before the relevant share belonged to us or one of our subsidiaries. We and our subsidiaries may not vote shares in respect of which we or any of our subsidiaries hold(s) a right of use and enjoyment or a pledge. Shares which cannot be voted pursuant to these rules will not be taken into account for the purpose of determining the number of votes cast, or the amount of the share capital that is represented, at a general meeting of shareholders.

Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated in our Articles of Association, if and for as long as the Company is subject to the rules and requirements of a securities exchange and such securities exchange requires the Company to have a quorum for the general meeting of shareholders, then the general meeting of shareholders can only pass resolutions if at least one third of our issued and outstanding shares are present or represented at such general meeting.

Board of Directors

Election and dismissal of Directors

Under our Articles of Association, the executive directors are appointed, and can be suspended or dismissed, by the group of non-executive directors. The non-executive directors must notify the general meeting of shareholders of a proposed appointment of an executive director and the non-executive shall not dismiss an executive director until after the general meeting of shareholders has been consulted about the proposed dismissal.

Under our Articles of Association, the non-executive directors are appointed by the general meeting of shareholders upon nomination by our the group of non-executive directors, taking into account recommendation rights of the general meeting of shareholders and the works council. For one third of the number of non-executive directors (rounded down to the nearest whole number), the works council has a so-called enhanced right of recommendation, meaning that such a recommendation must be followed, unless the non-executive directors believe that the person so recommended would be unfit to serve or that the composition of the group of non-executive directors would become improper. However, the general meeting of shareholders may at all times overrule the binding nomination by a resolution adopted by a majority of the votes cast, provided such majority represents at least one third of the issued share capital. If the general meeting of shareholders overrules the binding nomination, the group of non-executive directors shall make a new nomination. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is overruled. At a general meeting of shareholders, a resolution to appoint a non-executive director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that general meeting of shareholders or in the explanatory notes thereto.

A non-executive director shall resign no later than on the day of the first general meeting of shareholders held after four years have passed from such non-executive director’s most recent (re)appointment. A non-executive director may be suspended by the group of non-executive directors. Such a suspension shall terminate by operation of law if, within one month after the start of the suspension, the company, being represented for this purpose by the group of non-executive directors or by a representative of the general meeting of shareholders or works council, has not requested the Enterprise Chamber of the Amsterdam Court of Appeals (the “Enterprise Chamber”) to dismiss the relevant suspended non-executive director for dereliction of duties, for other important reasons or because of a material change in circumstances as a result of which the company cannot reasonably be expected to retain such person as a non-executive director. Furthermore, the general meeting of shareholders may pass a resolution of non-confidence in the (entire) group of non-executive directors by a resolution adopted by a majority of the votes cast, provided such majority represents at least one third of the issued capital. If adopted, the aforementioned resolution of non-confidence results in the immediate dismissal of all non-executive directors and the executive directors must request the Enterprise Chamber to temporarily appoint one or more non-executive directors.

Duties and Liabilities of Directors

Under Dutch law, the board of directors as a collective is responsible for our management, strategy, policy and operations. The executive directors manage our day-to-day business and operations and implement our strategy. The non-executive directors focus on the supervision on the policy and functioning of the performance of the duties of all directors and our general state of affairs. Each director has a statutory duty to act in the corporate interest of the company and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed. Any resolution of the board of directors regarding a material change in our identity or character requires approval of the general meeting of shareholders.

Dividends and Other Distributions

Amount Available for Distribution

As a Dutch public company with limited liability (naamloze vennootschap), we may only make distributions to the extent that our shareholders’ equity exceeds the sum of the paid-in and called-up share capital plus the reserves as required to be maintained by Dutch law. Under our Articles of

Association, a dividend is first paid out of the profit, if available for distribution, with respect to any preferred shares. After that, the board of directors shall determine which part of the remaining profit shall be added to our reserves. After reservation by the board of directors of any profit, the remaining profit will be at the disposal of the general meeting of shareholders for distribution on our common shares. However, a distribution to the holders of common shares can only be resolved upon by the general meeting upon a proposal of the board of directors.

We may only make a distribution of dividends after the adoption of our annual accounts demonstrating that such distribution is legally permitted. The board of directors is permitted, subject to certain requirements, to declare interim dividends (or other interim distributions) without the approval of the general meeting of shareholders. The general meeting of shareholders, subject to certain requirements and a proposal to that effect made by the board of directors, may decide to make distributions from our distributable reserves. The board of directors, however, may resolve to charge amounts to be paid up on shares against our reserves, irrespective of whether those shares are issued to existing shareholders.

Exhibit 4.1

Dividends and other distributions shall be payable on such date and, if it concerns a distribution in cash, in such currency as determined by the board of directors. If it concerns a distribution in the form of assets, the board of directors shall determine the value attributed to such distribution for purposes of recording the distribution in our accounts with due observance of applicable law (including the applicable accounting principles). Claims to dividends and other distributions not paid within five years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (verjaring). For the purpose of calculating the amount or allocation of any distribution, shares held by us in our own capital shall not be taken into account. No distribution shall be made to us in respect of shares held by us in our own capital.

Dividends and other distributions shall be payable on such date and, if it concerns a distribution in cash, in such currency as determined by the board of directors. If it concerns a distribution in the form of assets, the board of directors shall determine the value attributed to such distribution for purposes of recording the distribution in our accounts with due observance of applicable law (including the applicable accounting principles). Claims to dividends and other distributions not paid within five years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (verjaring). For the purpose of calculating the amount or allocation of any distribution, shares held by us in our own capital shall not be taken into account. No distribution shall be made to us in respect of shares held by us in our own capital.

We do not anticipate paying any cash dividends for the foreseeable future.

Squeeze out Procedures

Under Dutch law, a shareholder who, alone or together with one or more group companies, for his/their own account contribute(s) at least 95% of our issued share capital may initiate proceedings against our minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber. The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the shareholder acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to such shareholder. Unless the addresses of all of them are known to the acquiring shareholder, such shareholder is required to publish the same in a Dutch daily newspaper with a national circulation.

Protective measures

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. Our governance arrangements include several provisions that may have the effect of making a takeover of our company more difficult or less attractive. In this respect, our general meeting of shareholders has granted the right to the Protective Foundation to acquire preferred shares pursuant to the call option agreement. The call option is continuous in nature and can be exercised repeatedly on multiple occasions. If the Protective Foundation exercises the call option pursuant to the call option agreement, a number of preferred shares, which number is equal to the lesser of the following numbers: (i) the total number of shares (of whichever class) of our issued capital held by third parties immediately prior to the issuance of such preferred shares less the number of preferred shares already held by the Protective Foundation at that time (if any) and less one; or (ii) the maximum number of preferred shares that may be issued under our authorized capital as included in the Articles of Association, will be issued to the Protective Foundation. These preferred shares will be issued to the Protective Foundation under the obligation to pay up to 25% of their nominal value upon issuance. In order for the Protective Foundation to finance the issue price in relation to the preferred shares, the Protective Foundation intends to enter into a finance arrangement with a bank. As an alternative to securing financing with a bank, subject to applicable restrictions under Dutch law, the call option agreement provides that the Protective Foundation may request us (1) to provide, or cause our subsidiaries to provide, sufficient funding to the Protective Foundation to enable it to satisfy the payment obligation (or part thereof) in cash and/or (2) to charge an amount equal to the payment obligation (or part thereof) against our profits and/or reserves in satisfaction of such payment obligation. The Protective Foundation’s articles of association provide that it will promote and protect the best interests of us, our associated business and our stakeholders and opposing influences that conflict with these interests and threaten our strategy, continuity, independence and/or identity. These influences may include a third party acquiring a significant percentage of our common shares, the announcement of an unsolicited public offer for our common shares, other concentration of control over our common shares or any other form of undue pressure on us to alter our strategic policies. The Protective Foundation is structured to operate independently of us.

Exhibit 4.1

As indicated above, if the Protective Foundation would exercise its call option, the preferred shares to be issued pursuant thereto shall be issued against the obligation to pay up to 25% of their nominal value. The voting rights of our shares are based on nominal value and, as we expect our common shares to trade substantially in excess of nominal value, preferred shares issued at 25% of their nominal value can carry significant voting power for a substantially reduced price compared to the price of our common shares and thus can be used as a defensive measure. These preferred shares will have both a liquidation and dividend preference over our common shares and will accrue cash dividends at a pre-determined rate.

The Protective Foundation would be expected to require us to cancel its preferred shares once the perceived threat to the company and its stakeholders has been removed or sufficiently mitigated or neutralized. However, subject to the same limitations described above, the Protective Foundation would continue to have the right to exercise the call option in the future in response to a new threat to the interests of us, our business and our stakeholders from time to time.

In addition, our Articles of Association contain certain provisions which might have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us. These provisions include:

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requirements that certain shareholder matters, including the amendment of our Articles of Association may only be voted on by the general meeting of shareholders at the proposal of our board of directors;

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our executive directors being appointed by the group of non-executive directors;

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our non-executive directors being appointed on the basis of a binding nomination by the group of non-executive directors, which can only be overruled by the general meeting of shareholders by a resolution adopted by a majority of the votes cast, provided such majority represents at least one third of the issued share capital (in which case the group of non-executive directors shall make a new nomination).

Also, we have implemented staggered terms of our directors, as a result of which our directors are not all subject to election in any one year.

Furthermore, our board of directors may, under certain circumstances invoke a reasonable period of up to 180 days to respond to certain shareholder proposals (see above under “Shareholders’ Meetings and Consents”) or a statutory cooling-off period of up to 250 days to respond to certain shareholder proposals or a hostile bid (see below under “Dutch cooling-off period in face of shareholder activism or hostile take-over”).

Dutch cooling-off period in face of shareholder activism or hostile take-over

Our board of directors can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a general meeting or their right to request a general meeting, propose an agenda item for our general meeting to dismiss, suspend or appoint one or more directors (or to amend any provision in our Articles of Association dealing with those matters) or when a public offer for our company is made or announced without our support, provided, in each case, that our board of directors believes that such proposal or offer materially conflicts with the interests of our company and its business. During a cooling-off period, our general meeting cannot dismiss, suspend or appoint directors (or amend the provisions in our Articles of Association dealing with those matters) except at the proposal of our board of directors. During a cooling-off period, our board of directors must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of our issued share capital at the time the cooling-off period was invoked, as well as with our Dutch works council (if we or, under certain circumstances, any of our subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on our website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, our board of directors must publish a report in respect of its policy and conduct of affairs during the cooling-off period on our website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at our office and must be tabled for discussion at the next general meeting. Shareholders representing at least 3% of our issued share capital may request the Enterprise Chamber for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

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our board of directors, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of our company and its business;
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our board of directors cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or
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other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).

Listing

Our common shares are listed on The Nasdaq Global Market under the symbol “MRUS.”

Transfer Agent and Registrar

The U.S. transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.